SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE dated as of January 18, 2006 by and between 82 Cambridge Street LLC, as (“Landlord”), and Palomar Medical Technologies, Inc., as (“Tenant”).

WHEREAS, Landlord and Tenant executed that certain lease dated June 17, 1999, and that First Amendment to Lease dated March 20, 2000, relating to the premises at 82 Cambridge Street, Burlington, Massachusetts, the Commencement Date of which was August 26, 1999.

WHEREAS, Landlord and Tenant desire to amend / add the square footage of Tenants demised area, and;

WHEREAS, Landlord and Tenant have agreed to amend the rent structure of the Lease accordingly, and;

WHEREAS, Landlord and Tenant have agreed to make certain changes to the Lease as provided below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, Landlord and Tenant agree as follows:

1.	Effective of February 1, 2006, the Tenant shall lease the remaining 12,000 square feet in the building bringing the total leased area to 55,450 square feet.

2.

Rent: Effective February 1, 2006 the rent section of Exhibit “B” to the Lease and Exhibit “A” of the First Amendment to Lease is hereby deleted and a new Exhibit “A-1” attached shall be submitted therefore.

In all other respects, the Lease and First Amendment to Lease is hereby ratified, confirmed and approved and shall continue in full force and effect except as herein expressly modified.

IN WITNESS WHEREOF, the parties hereto have executed these presents as a sealed instrument as of the day and year first above written.

WITNESS the execution hereof under seal as of the date first above set written.

LANDLORD:	TENANT:
82 Cambridge Street Associates, LLC	Palomar Medical Technologies, Inc.

By: /s/Morton E. Ruderman	By: /s/Louis P. Valente
It’s: Manager	It’s: Executive Chairman
EXHIBIT “A-1”
DATES:	SUITE:	SF:	RentPSF	Monthly Rent/Expenses	Start:	Expire:
2/1/06-8/31/09	1	43,450	$21.85*	$79,113.33	8/26/99	8/31/2009

2/1/06-8/31/09	2	12,000	$18.00**	$18,000.00	2/1/06	8/31/2009

Totals:		55,450sf	$21.02(average)	$97,113.33

OPTION:
Years 11-15	(See Extension Term in Lease)

*The foregoing rental rate calculations were based on the following: (i) the original rent for years 1-5 was computed at $20.00 per rentable square foot of first floor space and $10.00 per rentable square foot for below grade space; and (ii) the rent for years 6-10 (present period) is computed at $22.00 per rentable square of first floor space and $10.00 per rentable square foot for below grade space.

**This rental rate is based on the same provisions and subject to annual increases as the rental rate for the original 43,450 square feet in regards to Utilities, Operating Expenses, Common Area Maintenance, and Real Estate Taxes except that the “base year(s)” shall be modified as follows:

“Base Taxes” on the additional / new 12,000 square feet shall be the rate and the assessment in affect as of the date of this Second Amendment to Lease. All other provisions pertaining to the payment of the increase in real estate taxes shall be in accordance with Article 4 of the original lease dated June 17, 1999.

“Base Operating Expenses” on the additional / new 12,000 square feet shall mean (i) during the period commencing on the Commencement Date of this Second Amendment to Lease and ending on the last day of the calendar month in which the first anniversary of the Commencement Date occurs, $3.02 per square foot of rentable area in the building (excluding HVAC electricity and gas), and (ii) thereafter, the actual Operating Costs incurred during the first twelve full calendar months of this Second Amendment to Lease. All other provisions pertaining to the payment of the increase in operating expenses shall be in accordance with Article 5 of the original lease dated June 17, 1999.

All charges for utilities shall be in accordance with Article 6 of the original lease dated June 17, 1999.